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                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

The following are wholly-owned subsidiaries of the Registrant:

Name                                       Trade name(s)                                 State of incorporation
----                                       -------------                                 ----------------------

Miller Plant Farms, Inc.                   Miller Plant Farms                            Delaware

Calloway's Nursery of Texas, Inc.          Calloway's Nursery                            Delaware

Cornelius Nurseries, Inc.                  Cornelius Nurseries; Turkey Creek Farms       Texas